EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT
Greg Adams
COO and CFO
EDGAR® Online®, Inc.
(203) 852-5666
gadams@edgar-online.com

EDGAR® Online Reports Second Quarter Results

SOUTH NORWALK, Conn. - July 31, 2007 -- EDGAR® Online®, Inc. (NASDAQ: EDGR), today announced that revenue increased approximately 4% to $4.4 million for the quarter ended June 30, 2007, compared to $4.2 million for the same quarter last year. Total revenue for the six months ended June 30, 2007 increased approximately 4% to $8.5 million, compared to $8.1 million in the same period last year. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

During the second quarter of 2007, the Company enhanced its I-Metrix suite of products with the release of version 2.1 and announced a new relationship with the AICPA to offer discounted I-Metrix subscriptions to members. The Company recently launched a new registration platform for online subscription sales and began providing a member of its technical staff to serve as Lead Taxonomist for the U.S. GAAP taxonomy project, an effort of the XBRL U.S. consortium under contract to the SEC.

Philip Moyer, EDGAR Online’s CEO and President, said, “During my first full quarter as President of EDGAR Online we have taken a number of steps to strengthen our core business lines and further define our growth strategy. Our second quarter revenues increased approximately 6% sequentially from the first quarter and we are positioned to increase revenues further in 2007. We are seeing encouraging signs of compounding growth in our data business and we have good interest in our I-Metrix pro and solutions business. We are encouraged by the early progress we see in these areas and expect to increase our focus on execution across all aspects of our business.”

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In the second quarter of 2007, the Company recorded severance charges totaling $631,000, or ($0.02) per share. These costs increased both the 2007 operating and net losses. Operating loss was ($1.9 million), or ($0.07) per share, for the three months ended June 30, 2007 compared to ($1.4 million), or ($0.05) per share for the same quarter last year. Net loss for the three months ended June 30, 2007 was ($2.0 million), or ($0.08) per share compared to ($1.3 million), or ($0.05) per share, for the same quarter last year. Operating loss was ($3.5 million), or ($0.14) per share, for the six months ended June 30, 2007 compared to ($3.0 million), or ($0.12) per share for same period last year. Net loss for the six months ended June 30, 2007 was ($3.6 million), or ($0.14) per share compared to ($2.9 million), or ($0.11) per share for the same period last year.

Deferred revenue increased approximately 15% to $4.4 million in the second quarter of 2007, compared to $3.9 million at December 31, 2006. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future quarters as the Company’s subscription and data products are utilized. At June 30, 2007, cash, cash equivalents and short-term investments totaled $4.1 million, compared to $3.1 million at December 31, 2006. In addition, the Company’s days sales outstanding at June 30, 2007 improved approximately 12% from year end.

In April 2007, the Company strengthened its balance sheet by negotiating a $2.5 million three-year term loan and establishing a $2.5 million secured revolving credit facility. The term loan provided the Company with immediate additional capital, and the line of credit, to be drawn down only if needed, gives EDGAR Online the additional financial flexibility to support its growth plans.

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KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	2Q’06	2Q’07	2Q’06	2Q’07
Subscriptions	$2,486	$2,209	$4,746	$4,353
Data Licenses	1,660	1,956	3,249	3,712
Advertising and E-commerce	53	192	122	394
Total Revenues	$4,199	$4,357	$8,117	$8,459

Net Loss	$(1,313)	$(2,013)	$(2,897)	$(3,565)
Interest (Income)/Expense, net	(37)	70	(76)	53
Operating Loss	(1,350)	(1,943)	(2,973)	(3,512)
Stock Compensation	265	367	527	633
Severance Costs	-	631	-	631
Amortization and Depreciation	444	437	903	874
Adjusted EBITDA	$(641)	$(508)	$(1,543)	$(1,374)

Net Loss per share	$(0.05)	$(0.08)	$(0.11)	$(0.14)
Adjusted EBITDA per share	$(0.03)	$(0.02)	$(0.06)	$(0.05)

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company's definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR Online will hold its quarterly conference call to review results for the second quarter ended June 30, 2007 today, Tuesday, July 31, 2007, at 5 p.m. EDT. Philip Moyer, CEO and President, and Greg D. Adams, COO and CFO, will host the call. To participate, please call: (866) 585-6398 (toll-free for domestic callers) or (416) 849-9626 (international callers). The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor/. Investors also have the option of calling (866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 193088, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. on July 31, 2007.

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About EDGAR® Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2006	2007	2006	2007
Revenues:
Subscriptions	$2,486	$2,209	$4,746	$4,353
Data licenses	1,660	1,956	3,249	3,712
Advertising and e-commerce	53	192	122	394
Total revenues	4,199	4,357	8,117	8,459

Total cost of sales	609	746	1,225	1,425

Gross profit	3,590	3,611	6,892	7,034

Sales and marketing	1,296	1,308	2,530	2,603
Product development	955	837	1,920	1,862
General and administrative	2,245	2,341	4,512	4,576
Severance costs	-	631	-	631
Amortization and depreciation	444	437	903	874
Total operating expenses	4,940	5,554	9,865	10,546

Operating loss	(1,350)	(1,943)	(2,973)	(3,512)

Interest income (expense), net	37	(70)	76	(53)
Net loss	$(1,313)	$(2,013)	$(2,897)	$(3,565)
Weighted average shares outstanding - basic and diluted	25,408	26,011	25,236	25,920
Net loss per share - basic and diluted	$(0.05)	$(0.08)	$(0.11)	$(0.14)

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EDGAR Online, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	June 30, 2007	December 31, 2006
	(unaudited)
Assets

Cash, cash equivalents and short-term investments	$4,105	$3,070
Accounts receivable, net	2,560	2,550
Other assets	297	229
Total current assets	6,962	5,849

Property and equipment, net	1,024	1,132
Goodwill	2,189	2,189
Intangible assets, net	4,821	5,444
Other assets	1,190	1,258
Total assets	$16,186	$15,872

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,015	$2,084
Deferred revenues	4,437	3,858
Total current liabilities	6,452	5,942

Long term debt	2,166	-
Other long term liabilities	105	-
Total liabilities	8,723	5,942

Stockholders’ equity:
Common stock	273	270
Treasury stock	(2,132)	(2,132)
Additional paid-in capital	70,701	69,606
Accumulated deficit	(61,379)	(57,814)
Total stockholders’ equity	7,463	9,930

Total liabilities and stockholders’ equity	$16,186	$15,872

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